Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc. Alan Kessman, CEO Howard B. Johnson, President & CFO (203) 498-4210 phone

Vion Announces Addition of New Board Members

NEW HAVEN, CT, June 9, 2005 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP: VION) announced today that the Company had elected two new members to its Board of Directors, George Bickerstaff and Garry Willis.

Mr. Bickerstaff has been a Managing Director of CRT Capital Group LLC since June 2005. Prior to joining CRT, Mr. Bickerstaff held various positions with Novartis, including Chief Financial Officer of Novartis Pharma AG from October 2000 to May 2004. From 1998 to September 2000, Mr. Bickerstaff held senior finance and operating roles in venture-funded businesses. Prior to that, Mr. Bickerstaff held various financial positions with the Dun & Bradstreet Corporation, including Chief Financial Officer of IMS Healthcare. Mr. Bickerstaff has a B.S., Engineering and a B.A., Business Administration from Rutgers University.

Mr. Willis is a private investor. Formerly, he was Chairman, President and Chief Executive Officer of the Zygo Corporation, a high precision measurement equipment manufacturer, from 1992 to 2000. Prior to that, he was Chairman, President and Chief Executive Officer of the Foxboro Company, a Fortune 500 manufacturing company, from 1984 to 1990. He is a board member of Rofin-Sinar Technologies, Benthos Corporation and Plug Power Inc. Mr. Willis has a B.S., Mechanical Engineering from Worcester Polytechnic Institute.

Alan Kessman, Vion's Chief Executive Officer, stated, "We are fortunate to have individuals of George and Gary's caliber joining our Board as Vion enters into a critical stage of its operations. They will play a significant role advising senior management as we continue our work to develop CLORETAZINE™ (VNP40101M) to the point of market registration as rapidly as possible."

Vion Pharmaceuticals, Inc. is developing novel agents for the treatment of cancer. Vion has two agents in clinical trials: CLORETAZINE™ (VNP40101M), a unique sulfonylhydrazine alkylating agent, is being evaluated in four clinical trials, including a Phase III trial in combination with Ara-C in relapsed acute myelogenous leukemia, and Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in combination with gemcitabine in a Phase II trial in pancreatic cancer and additional clinical trials sponsored by the National Cancer Institute. In preclinical studies, Vion is evaluating KS119 and KS119w, hypoxia-selective compounds from the sulfonylhydrazine class, and heterocyclic hydrazones. The Company is also seeking development partners for TAPET®, its modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the Company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2004. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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